UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 20, 2022

OraSure Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16537	36-4370966
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

220 East First Street Bethlehem, Pennsylvania	18015-1360
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-882-1820

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.000001 par value per share	OSUR	The NASDAQ Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by a check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Interim Chief Executive Officer

Effective as of April 1, 2022 (the “Effective Date”), the Board of Directors (the “Board”) of OraSure Technologies, Inc. (the “Company”) appointed Nancy J. Gagliano, M.D., M.B.A., a current director of the Company, to serve as the Company’s Interim Chief Executive Officer and as its principal executive officer for Securities and Exchange Commission purposes, following the termination of Stephen S. Tang as a director and the Company’s President and Chief Executive Officer on March 31, 2022, as previously disclosed. In connection therewith, the Company and Dr. Gagliano entered into an employment agreement, dated as of March 21, 2022 (the “Employment Agreement”). Pursuant to the Employment Agreement, starting on the Effective Date, Dr. Gagliano will receive (i) a monthly base salary of $55,833.33 per month, (ii) a one-time award of fully vested shares of the Company’s common stock equal to $100,000 divided by the average of the high and low trading prices of the Company’s common stock on the Nasdaq Stock Market on the grant date, and (iii) a one-time restricted stock unit award with a grant date fair value of $670,000 (the “RSUs”). The RSUs will vest in twelve equal monthly installments (with the first installment vesting on April 30, 2022 and subsequent installments vesting on the last day of the following eleven calendar months), subject to Dr. Gagliano’s continued employment as Interim Chief Executive Officer through the applicable vesting dates. Unless otherwise determined by the Board, Dr. Gagliano shall not participate in the Company’s annual incentive plan or long-term incentive policy for executive officers. In addition, as of the Effective Date and for so long as Dr. Gagliano remains an employee of the Company, Dr. Gagliano shall not receive any non-employee director cash fees or new equity awards for service as a non-employee director. However, all equity awards previously granted to Dr. Gagliano in her capacity as a non-employee director will continue to vest in accordance with their terms during Dr. Gagliano’s service as Interim Chief Executive Officer. Either the Company or Dr. Gagliano may terminate Dr. Gagliano’s employment for any reason on 30 days’ advance written notice.

The above description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed hereto as Exhibit 10.1 and incorporated herein by reference.

Nancy J. Gagliano, M.D., MBA, age 62, has been a member of the Board since November 2021 and currently serves on the Nominating and Corporate Governance Committee. Since July 2020, she has served as Managing Director at Granite Healthcare Advisors. From May 2020 to November 2021, Dr. Gagliano served as an executive leader of the National Institute of Health’s Rapid Acceleration of Diagnostics (RADx Tech) program, helping to oversee more than $1 billion of sponsored programs to bring millions of new COVID-19 tests to market. She previously served as Chief Medical Officer of Culbert Healthcare Solutions from September 2016 to May 2020, providing strategic guidance on healthcare consulting services. Dr. Gagliano has also held senior leadership positions at CVS Health, including as Chief Medical Officer of Minute Clinic, and as a Senior Vice President overseeing key programs such as the enterprise smoking cessation program and the development of the company’s telemedicine program. Dr. Gagliano previously was a practicing physician in internal medicine and held numerous leadership positions at Massachusetts General Hospital and Massachusetts General Physicians Organization. She holds an M.D. from Harvard Medical School, an MBA from Northeastern University, and a BS in Computer Science and Biology from Union College.

No family relationship exists between Dr. Gagliano and any of the Company’s directors or executive officers. There are no arrangements or understandings between Dr. Gagliano and any other person pursuant to which Dr. Gagliano was selected as an officer of the Company, nor are there any transactions to which the Company is or was a participant and in which Dr. Gagliano had or will have a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

Decrease in Board Size

On March 20, 2022, the Board decreased the size of the Board from ten (10) to nine (9) members effective as of the Effective Date.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Employment Agreement, dated as of March 21, 2022, between OraSure Technologies, Inc. and Nancy J. Gagliano, M.D., M.B.A

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ORASURE TECHNOLOGIES, INC.

Date: March 23, 2022	By:	/s/ Scott Gleason
Scott Gleason
Interim Chief Financial Officer and Senior Vice President, Investor Relations and Corporate Communications